UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2005

NeoMagic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22009	77-0344424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7020

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2005, NeoMagic Corporation (the “Company”) entered into an amended and restated Patent Licensing Agreement (the “Agreement”) with The Consortium for Technology Licensing, Ltd. (the “Consortium”), appointing the Consortium as the Company’s licensing agent to obtain licensing revenue from third parties wishing to exercise certain intellectual property rights of the Company in connection with the manufacture, use or sale of products incorporating the Company’s patent or other intellectual property rights.

The Agreement provides that the Consortium will use its best efforts to license and/or sell to third parties rights to certain patents no longer being used by the Company in connection with the operation of its core business. The Company has agreed to pay the Consortium royalties of 33.3% of net revenues derived from license agreements entered into by the Company as a result of the Consortium’s efforts under the Agreement and royalties of 25% of net revenues associated with the sale of patents to third parties. The Consortium will also be entitled to royalty payments in lesser amounts in the case of licenses or sales of the patent rights covered by the Agreement by the Company to third parties without the Consortium’s involvement. In addition, the Company will pay the Consortium a one-time bonus if the Consortium meets certain performance targets to be established by the Company and the Consortium. The Consortium is responsible for paying all of its own out-of-pocket expenses in connection with its services under the Agreement.

The term of the Agreement is ten years, subject to automatic two-year renewals. The Agreement also contains customary provisions regarding confidentiality, indemnification, dispute resolution and other matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date: April 1, 2005	/s/ Scott Sullinger
Scott Sullinger
Chief Financial Officer